                                                                    EXHIBIT 10.1

January 3, 2005

CONFIDENTIAL

Liberty Group Operating, Inc.
3000 Dundee Road, Suite 202
Northbrook, Illinois  60062
Attention:   Kenneth Serota

Ladies and Gentlemen:

FINANCING. Liberty Group Operating, Inc. ("you" or "Company") has advised Wells Fargo Bank, National Association ("we" or "us") that the Company would like to have up to $330,000,000 available to refinance existing indebtedness of the Company and Liberty Group Publishing, Inc. ("Holdings"), retire preferred stock of Holdings, make certain fee and expense payments, and provide for its ongoing working capital and letter of credit needs. The financing we propose ("Financing") is described in the Summary of Terms and Conditions attached as Exhibit A ("Term Sheet"), and consists of a $50,000,000 senior secured revolving credit facility with a sublimit for letters of credit ("Revolver"), and a $280,000,000 senior secured term loan ("Term Loan").

COMMITMENT. Subject to the terms and conditions of this letter, we are pleased to commit up to $50,000,000 of the Financing and to endeavor to form a syndicate of institutional lenders and accredited investors acceptable to the Company and us to provide the remainder of the Financing plus, if we so decide, a portion of our commitment. Our commitment may be reduced as and when commitments to provide a portion of the Financing exceeding such remainder are received from such lenders.

If necessary for successful syndication of the Financing, we are willing to commit up to $25,000,000 of second lien term financing, which would reduce the first lien Term Loan to an aggregate amount of $255,000,000 and our commitment for the first lien Financing to $25,000,000. Pricing for the second lien term financing would be floating rate, at LIBOR plus 5.50%.

We will act as sole and exclusive lead arranger and book runner for the Financing, and also as administrative agent for the syndicate of lenders. You agree that no additional agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as set forth in this letter and the Fee Letter referred to below) will be paid in connection with the Financing, unless you and we agree in writing.

CONDITIONS TO COMMITMENT. Our commitment is conditioned on (a) no material adverse change occurring in the business, assets, condition (financial or otherwise), or results of operations of the Company or any of its material subsidiaries, taken as a whole, or in the enforceability of the credit documentation for the transactions contemplated hereby, in each case since the date of the latest audited financial statements provided to us, (b) our being satisfied with the results of our continuing due diligence review of the Company and discovering no information in the course of our due diligence or otherwise that we reasonably believe has a materially adverse impact on any of the items in (a) above, (c) the information provided by the

Company as described above being correct in all material respects, and (d) the conditions to be set forth in the loan documents being satisfied. We note that the commitments of prospective lenders will be conditioned on their satisfaction with their own due diligence reviews.

Our commitment is also conditioned on the negotiation, execution and delivery of loan documents acceptable to you, us, the other lenders and respective counsel, not later than February 28, 2005. The Term Sheet does not include all of the conditions, business and financial covenants, representations, warranties, defaults, definitions and other terms to be contained in the loan documents, some of which must still be developed and agreed upon.

SYNDICATION. We intend to commence syndication efforts promptly after you sign this letter. You agree to cooperate with us in good faith toward a successful Closing and to take all actions we reasonably request of you to assist us in forming a syndicate of lenders and completing a syndication satisfactory to us, in consultation with you and with your approval of the identities of the lenders in the syndicate. These actions will include (a) providing us with all information we consider reasonably necessary, and in the form we reasonably request, including information and projections relating to the Financing and its uses, (b) assisting us in preparing an information memorandum for use in connection with the syndication, and verifying the information contained therein, (c) making senior officers and representatives of the Company available during the syndication to make presentations concerning the business and prospects of the Company at one or more meetings and conference calls we may arrange with prospective lenders, and (d) providing assistance to us in obtaining ratings from rating agencies prior to the Closing. The content of the information memorandum will be subject to your approval prior to distribution. You also agree to refrain from any activity in the bank loan syndication market and the private placement market from the date you sign this letter until the date the Closing occurs and the syndication has been successfully completed or this letter is terminated in accordance with the provisions herein.

You represent and warrant (in the case of industry information, to the best of your knowledge) that (a) all information (other than financial projections) that you or your representatives have provided or will provide to us or any prospective lender is, or when provided will be, correct in all material respects and does not, or when provided will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which they are made, and (b) all financial projections that have been or will be so provided have been or will be prepared in good faith based on reasonable assumptions (it being understood that assumptions as to future results are inherently subject to uncertainty and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized). You agree to supplement such information and projections from time to time before the Closing and during the syndication so that these representations and warranties remain correct. We will use the information and projections without independent verification in syndicating the Financing.

INDEMNIFICATION AND EXPENSES. You agree to indemnify and hold harmless us, the prospective lenders and our and their respective directors, officers, employees, agents, attorneys and affiliates (each, an "indemnified person") from and against all losses, claims, damages, liabilities and expenses which may be incurred by or asserted against an indemnified person in connection with or arising out of this letter, the Financing, the use of the proceeds thereof, or any related transaction, regardless of whether the indemnified person is a party thereto, and to reimburse each indemnified person on demand for all reasonable out-of-pocket legal and other expenses incurred in connection with investigating or defending any of the foregoing, provided that this indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or expenses arising from the willful misconduct or gross negligence of such indemnified person or any breach by such indemnified person of its obligations under this letter. No party hereto will be liable to any other party hereto for indirect or consequential damages relating to any such matters. You also agree to pay all of our reasonable out-of-pocket expenses (including fees and expenses of our outside counsel) incurred in connection with preparing, negotiating and enforcing this letter and the loan documents, conducting the due diligence reviews, syndicating the Financing and related matters.

GENERAL. Your obligations to pay the expenses set forth in the last sentence under Indemnification and Expenses above will survive the Closing or the expiration or termination of our commitments in this letter. Your representations and warranties under Syndication above, and your indemnification obligations under Indemnification and Expenses above, will be superseded at the Closing by the representations and warranties and indemnification provisions, respectively, in the loan documents.

This letter may be terminated by the Company at any time, in its sole discretion, and without any further liability except under the first sentence under Indemnification and Expenses above and the fourth full paragraph on this page (relating to confidentiality).

This letter is supplemented by a separate fee letter dated the date hereof from us to you (the "Fee Letter"). This letter and the Fee Letter constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and current understandings and agreements, whether written or oral. Any changes to this letter or the Fee Letter must be agreed in writing by the parties hereto. This letter and the Fee Letter may be executed in any number of counterparts (and delivery of an executed counterpart by telecopier will be effective as delivery of a manually executed counterpart), which together will constitute one agreement, and will be governed by and construed in accordance with the internal laws of the State of New York. The parties hereto hereby waive any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this letter and/or the Fee Letter.

You agree not to disclose this letter, the Fee Letter or any of their terms, directly or indirectly, to any person other than your employees, agents and advisors who are directly involved in the Financing or related transactions and agree not to disclose the same, or as may be required by law (in which case you agree to inform us promptly thereof); provided that after you sign and return this letter and the Fee Letter, the foregoing restrictions will cease to apply to this letter but continue to apply to the Fee Letter. This letter is for your benefit only and may not be relied upon by, and does not create any rights in favor of, any other person or entity, including those who are authorized to receive copies hereof.

If you are in agreement with the foregoing, please sign and return to us a copy of this letter and the Fee Letter, no later than 5:00 p.m., Pacific time, on January 12, 2005. Our commitment and other agreements herein will expire at that time if by then we have not received such signed letters.

We look forward to working with you on this transaction.

                                      Very truly yours,

                                      WELLS FARGO BANK, NATIONAL
                                      ASSOCIATION

                                      By: /s/ Alex Y. Kim
                                          -----------------------
                                      Name: Alex Y. Kim
                                      Title: Vice President

Accepted and agreed to:

LIBERTY GROUP OPERATING, INC.

By: /s/ Ken Serota
    -------------------------
Name: Ken Serota
Title: President and Chief Executive Officer

Dated: January 12, 2005

                                    EXHIBIT A

                          LIBERTY GROUP OPERATING, INC.

                         SUMMARY OF TERMS AND CONDITIONS
                  $330,000,000 SENIOR SECURED CREDIT FACILITIES

I.    THE SENIOR CREDIT FACILITIES

Borrower:                      Liberty Group Operating, Inc.

Guarantors:                    All existing and future subsidiaries of the
                               Borrower (the "Guarantors" and together with the Borrower, the "Credit Parties"); provided, however, that non-U.S. subsidiaries shall only be required to deliver guarantees to the extent it would not result in material increased tax liabilities for the Credit Parties.

Sole Lead Arranger and Book    Wells Fargo Bank, National Association ("Wells
Runner:                        Fargo," the "Lead Arranger").

Administrative Agent:          Wells Fargo (the "Administrative Agent").

Collateral Agent:              Wells Fargo (the "Collateral Agent").

Lenders: Wells Fargo and a syndicate of financial institutions and other accredited investors (the "Lenders").

Closing Date:                  The date the initial loans are made under the
                               Senior Credit Facilities.

Type and Amount:               Revolver: A $50,000,000 senior secured revolving
                               credit facility (the "Revolver" or "Revolving
                               Loans"). The Revolver will also be available for standby and commercial letters of credit. In addition, a portion of the Revolver in an amount to be agreed upon shall be available for swing line advances (the "Swingline Loans"). Swingline
                               Loans will constitute usage under the Revolver
                               (except for purposes of computing the Commitment
                               Fee, as defined below) and will reduce
                               availability of the Revolving Loans and the letters of credit dollar-for-dollar.

                               Term Loan: A $280,000,000 senior secured term loan facility (the "Term Loan" and together with the Revolver, the "Senior Credit Facilities"), provided in two tranches. "Tranche B-1" of the Term Loan may be in an aggregate amount of up to $80,000,000 and shall be drawn in full on the Closing Date. "Tranche B-2" of the Term Loan may be in an aggregate amount of up to $210,000,000 and shall be drawn in full in a single drawing on a date that is not more than 60 days from the Closing Date, in connection with redemption of the Senior Subordinated Notes, Holdings Senior Discount Notes and Holdings Preferred Stock. Notwithstanding the above, the final aggregate amount of the Tranche B-1 Term Loan and the Tranche B-2 Term Loan together shall not exceed $280,000,000. A commitment fee shall apply to the committed amount of the Tranche B-2 Term Loan prior to draw.

Final Maturity:                Revolver: Six (6) years from the Closing Date.

                               Term Loan: Seven (7) years from the Closing Date.

Repayment:                     The Term Loan will be payable in quarterly
                               principal installments equal to 1/4 of 1% of the aggregate original principal amount of the Term
                               Loan, beginning with the fiscal quarter after the Closing Date, with the remaining principal amount payable in full at the Term Loan Final Maturity.

                               Any outstanding loans under the Revolver will be payable and the commitment will terminate at the Revolver Final Maturity.

Purpose: A description of the sources and uses of the funds used to consummate the Transaction is set forth in the Sources and Uses Table annexed as Schedule A(I) hereto. In addition, the Revolver will provide for the working capital requirements and other general corporate purposes of the Credit Parties after the consummation of the Transaction.

                               As used herein "Transaction" shall refer to the refinancing of existing indebtedness, retiring of preferred stock, and fee and expense payments set forth in the Sources and Uses Table annexed as Schedule A(I) hereto.

Collateral:                    The Senior Credit Facilities and any interest
                               rate protection agreement or other permitted
                               hedging agreement entered into with any Lender
                               (or any affiliate of any Lender) will be secured
                               by: (i) 100% of the capital stock of the Borrower
                               and each of its direct and indirect domestic
                               subsidiaries and 65% of the capital stock of the
                               Borrower's direct and indirect foreign
                               subsidiaries (unless the pledge of the stock of
                               any such foreign subsidiary is reasonably likely
                               to create adverse tax consequences), but
                               excluding certain non-material foreign
                               subsidiaries to be mutually agreed upon, and (ii)
                               all present and hereafter acquired tangible and
                               intangible assets of the Borrower and its
                               domestic subsidiaries, but excluding any
                               leasehold interest in real
                               estate and any immaterial owned real estate, in
                               each case except for fixtures in which the Credit
                               Party has an interest (all such property and
                               assets described in clauses (i) and (ii)
                               hereinafter referred to as the "Collateral").

Interest Rates:                All amounts outstanding under the Senior Credit
                               Facilities shall bear interest, at the Borrower's option, at the Base Rate or at the reserve adjusted Eurodollar Rate plus, in each case, an applicable margin as set forth in Schedule A(II) attached hereto.

                               Swingline Loans shall bear interest at the rate applicable to Revolving Loans which are Base Rate Loans and such outstanding Swingline Loans shall not constitute usage of the Revolver for purposes of calculating the Commitment Fee.

Interest Payments:             Quarterly for Base Rate Loans; on the last day of
                               selected interest periods (which shall be 1, 2, 3 and 6 months, at the election of the Borrower) for LIBOR Loans (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year.

Letter of Credit Fees:         A letter of credit fee equal to the applicable
                               margin for LIBOR Loans under the Revolver, which shall be shared by the Lenders with Revolving
                               Loan commitments, and a per annum fronting fee in an amount to be agreed upon by the issuing lender and the Borrower, which shall be retained by the Lender issuing the letter of credit, in each case based upon the applicable percentage multiplied by the amount available from time to time for drawing under such letter of credit and payable quarterly in arrears. Customary drawing and amendment fees will be charged by each issuing
                               Lender.

Commitment Fees:               Commitment fees equal to a percentage per annum
                               to be agreed, times the daily average unused portion of the Revolver, shall accrue from the Closing Date and shall be computed on the basis of a 360-day year and payable quarterly in arrears and upon the maturity or termination of the Revolver.

Interest                       Within 90 days after the Closing Date, the
Rate Protection:               Borrower will obtain interest rate protection,
                               pursuant to interest rate swaps, caps or other similar arrangements satisfactory to the
                               Administrative Agent, against increases in interest rates with respect to a notional amount equal to not less than 50% of the Term Loans outstanding on the Closing Date, such arrangements to remain in effect for a period of not less than three years after the Closing Date.

Voluntary Prepayments          The Borrower may prepay amounts outstanding under
and Commitment Reductions:     the Senior Credit Facilities at any time, without
                               premium or penalty (subject to advance notice provisions and minimum repayment amounts to be agreed upon, and subject to payment of any funding losses resulting from prepayment of LIBOR loans other than on the last day of the applicable interest period). Additionally, the
                               Borrower may, at its option upon five business days' notice to the Agent, reduce the aggregate unutilized commitments under the Revolver in part in minimum amounts to be determined or in whole.
                               Each voluntary prepayment of the Term Loan shall be applied as the Borrower may elect.

Mandatory Prepayments and      Subject to exceptions to be mutually agreed upon,
Commitment Reductions:         the Borrower and its respective subsidiaries
                               shall make mandatory prepayments without premium or penalty (subject to payment of any funding losses resulting from prepayment of LIBOR loans other than on the last day of the applicable interest period) in an amount equal to (i) 100% of net proceeds from casualty and condemnation events not applied toward the repair or replacement of the damaged or condemned properties within 270 days, (ii) 100% of net proceeds from asset sales or series of asset sales other than proceeds from asset sales to the extent that such proceeds are reinvested in a like asset within 270 days, (iii) 100% of the net proceeds from the issuance of any debt (other than permitted purchase money financings and capital leases), (iv) 50% of net proceeds from the issuance of any equity, and (v) 75% of annual excess cash flow (to be defined in a mutually acceptable manner) ("Excess Cash Flow");
                               provided, however, that at any time when the Leverage Ratio of the Borrower (defined below) is less than or equal to 4.0 to 1.0 as of the end of any fiscal year, only 50% of Excess Cash Flow shall be required to be repaid hereunder for such fiscal year. Such proceeds shall be applied in the following order: (a) first, to repay the Term
                               Loan pro rata to the remaining amortization payments thereof, (b) second, to repay amounts outstanding under the Revolver (with corresponding commitment reductions) and (c) third, to cash collateralize outstanding letters of credit.

Representations and            Customary and appropriate for financings of this
Warranties:                    type (and subject to customary exceptions),
                               including without limitation due organization and authorization, enforceability, financial condition, no material adverse changes, title to properties, no liens, no litigation, payment of taxes, compliance with laws and regulations, no employee benefit liabilities, no environmental liabilities, perfection and priority of liens securing the Senior Credit Facilities, full disclosure, and the accuracy of all representations and warranties in the definitive documents related to the Transaction.

Affirmative                    Customary and appropriate for financings of this
and Negative Covenants:        type (and subject to customary exceptions),
                               including without limitation, and with exceptions and baskets to be mutually agreed upon; including
                               (1) limitations on liens or other encumbrances, investments, acquisitions, leases, incurrence of additional debt, sale leasebacks and contingent liabilities, the making of restricted junior payments and other similar distributions, mergers, consolidations and similar combinations, sales of assets or similar transfers, capital expenditures, and transactions with affiliates;
                               and (2) maintenance of existence, properties, insurance, rights and privileges, conduct of business, compliance with law, payment of taxes, delivery of financial information and other information, and inspection of books and records.

Financial Covenants:           Customary and appropriate for financings of this
                               type, including, without limitation, the financial covenants set forth below (all accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles, except as otherwise agreed):

                               1. Minimum fixed charge coverage ratio test

                               2. Maximum Leverage Ratio

Conditions to All Borrowings:  In addition to the conditions precedent to the initial funding of the Senior Credit Facilities described in Schedule A(III), the conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties in all material respects, and the absence of any event of default or potential event of default, and will otherwise be customary and appropriate for financings of this type; provided that the funding of the Tranche B-2 Term Loans shall not be subject to any funding condition or any other conditions precedent whatsoever, except only that no Event of Default relating to insolvency or bankruptcy shall then exist or be continuing with respect to any Credit Party.

Indemnification:               The Borrower shall indemnify the Lead Arranger,
                               Agent, each Lender and each of their respective affiliates, directors, officers, agents, attorneys and employees from and against any losses, claims, damages, liabilities and other reasonable expenses in a manner customary for financings of this type.

Assignments/ Participations:   Customary participation rights will be provided,
                               subject to voting restrictions on significant matters. Assignments by Lenders to banks and other financial institutions of no less than $2,500,000 for the Revolver and no less than $1,000,000 for the Term Loans will be permitted with the approval (not to be unreasonably withheld) of the Agent and the Borrower (provided no Default or Event of Default exists), subject to payment of a $3,500 assignment fee to the Agent.

Waivers and Amendments:        On any date of determination, (i) those Lenders
                               who collectively hold more than 50% of the sum of Revolver commitments plus the Term Loans outstanding or (ii) if the Revolver commitments have been terminated, those Lenders who collectively hold more than 50% of the sum of the outstanding Revolver Loans, Swingline Loans,
                               Letters of Credit and Term Loans.

Taxes, Reserve                 All payments are to be made free and clear of any
Requirements and               present or future taxes (other than franchise
Indemnities:                   taxes and taxes on overall net income), imposts,
                               assessments, withholdings, or other deductions whatsoever. Foreign Lenders shall furnish to the Administrative Agent (for delivery to the Borrower) appropriate certificates or other evidence of exemption from U.S. federal income tax withholding.

                               The Borrower shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.

Governing Law and              The Borrower will submit to the non-exclusive
Jurisdiction:                  jurisdiction and venue of the federal and state
                               courts of the State of New York and will waive any right to trial by jury. New York law shall govern the definitive loan documents.

                                  SCHEDULE A(I)
                             SOURCES AND USES TABLE

                          USES
---------------------------------------------------------------------------
Repayment of Existing Credit Facility                                                        $ 64,557,000
Redemption of Senior Subordinated Notes                                                       180,000,000
Call Premium on Senior Subordinated Notes                                                       2,813,000
Interest on Senior Subordinated Notes (30 days)                                                 1,406,000
Payment to Holdings for Redemption of Holdings Senior Discount Notes                           19,800,000
Payment to Holdings for Call Premium on Holdings Senior Discount Notes                            384,000
Payment to Holdings for Interest on Holdings Senior Discount Notes (30 days)                      192,000
Payment to Holdings for Redemption of Holdings Preferred Stock                                 10,899,000
Financing and Other Fees                                                                        3,125,000
                                                                                             ------------
TOTAL USES                                                                                   $283,176,000

   SOURCES
-------------
Term Loan                                                                                    $280,000,000
Cash on Hand                                                                                    3,176,000
                                                                                             ------------
TOTAL SOURCES                                                                                $283,176,000

                                  Schedule A(I)

                                 SCHEDULE A(II)

                                  INTEREST RATE

A. The initial Applicable Margin for Eurodollar Loans and Base Rate Loans shall be as set forth below.

      Revolving Loans:

Eurodollar Loans                   Base Rate Loans
----------------                   ---------------
    2.75%                              1.50%

      Term Loan:

Eurodollar Loans                   Base Rate Loans
----------------                   ---------------
     2.75%                              1.50%

B. Commencing with the receipt of Borrower's financial statements for the most recent quarter ending six months after the Closing Date, pricing for the Revolver will be determined according to a grid based upon the Borrower's Leverage Ratio.

                                               Revolving Loans
     Leverage Ratio                  Eurodollar               Base Rate
-----------------------              ----------               ---------
      > 6.00:1.00                       3.00%                   1.75%
      -
> 5.50:1.00 < 6.00:1.00                 2.75%                   1.50%
-
> 5.00:1.00 < 5.50:1.00                 2.50%                   1.25%
-
> 4.50:1.00 < 5.00:1.00                 2.25%                   1.00%
-
      < 4.50:1.00                       2.00%                   0.75%

C.    Swingline Loans

Loans outstanding under the swingline facility shall bear interest at the rate applicable to Revolving Loans which are Base Rate Loans minus the applicable commitment fee percentage and such outstanding swingline loans shall not constitute usage of the Revolver for purposes of calculating the commitment fee.

The terms "Base Rate" and "reserve adjusted Eurodollar Rate" shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate ("Eurodollar Loans") shall be customary and appropriate for financings of this type. After the occurrence and during the continuation of an event of default, interest shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate ("Base Rate Loans") plus an additional 2.00% per annum and shall be payable on demand.

                                 Schedule A(II)

                                 SCHEDULE A(III)

                          INITIAL CONDITIONS PRECEDENT

The commitments of the Lenders to make the initial loans under the Senior Credit Facilities are subject to the satisfaction of conditions precedent deemed appropriate by the Administrative Agent and the Lenders for financings of this type, including without limitation the following:

Transaction Structure          The structure utilized to consummate the
and Documentation:             Transaction and the definitive documentation
                               relating thereto (the "Definitive Transaction
                               Documents") shall be in form and substance satisfactory to the Lead Arranger and shall include, among other things, (i) redemption of not less than $180,000,000 of the Company's 9
                               3/8% Senior Subordinated Notes due 2008 (the
                               "Senior Subordinated Notes"), (ii) redemption by
                               Holdings of all of its 11 5/8% Senior Discount
                               Debentures due 2009 (the "Holdings Senior
                               Discount Notes") and 14 -3/4% Senior Redeemable
                               Exchangeable Cumulative Preferred Stock (the
                               "Holdings Preferred Stock") held by parties other than Green Equity Investors II, L.P., Green
                               Equity Investors III, L.P. and their respective affiliates (the "Green Holders") and (iii) agreement of the Green Holders that any interest and/or dividend payments on the Holdings Senior
                               Discount Notes and the Holdings Preferred Stock shall be paid in kind during the term of the Senior Credit Facilities.

                               The Definitive Transaction Documents shall be in full force and effect and in compliance in all material respects with applicable laws and regulations. All aspects of the Transaction shall be consummated in accordance with the Definitive Transaction Documents and Schedule I attached hereto and no provision of the Definitive Transaction Documents shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Lead Arranger.

Corporate Structure, etc.:     Changes in the corporate and ownership structure
                               after the date hereof shall be satisfactory to the Lead Arranger in all respects.

Capital Structure:             Changes in the capital structure after the date
                               hereof shall be satisfactory to the Lead Arranger in all respects.

Senior Credit Facilities       The definitive documentation evidencing the
Documentation:                 Senior Credit Facilities (the "Definitive Senior
                               Financing Documents") shall be prepared by counsel to the Lead Arranger and shall be in form and substance satisfactory to the Lead Arranger and the Lenders

                                 Schedule A(III)
                               and shall have been executed and delivered by the Credit Parties. Such Definitive Senior Financing Documents shall include (i) customary closing documentation, including without limitation legal opinions, officers' certificates, solvency certificates, resolutions, corporate and public records and the like, (ii) such documentation and actions as may be necessary to create a perfected, first priority lien in the collateral described under "Collateral" above, subject to customary permitted liens to be agreed upon; and all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid, and (iii) such other documentation as is customarily delivered in connection with security interests in real property.

Certain Approvals              All governmental, shareholder and third party
and Agreements:                approvals necessary or advisable in connection
                               with the Transaction, the financings contemplated hereby and the continuing operations of the business of the Credit Parties shall have been obtained and be in full force and effect.

Financial Statements:          The Lead Arranger shall have received and be
                               reasonably satisfied with all financial
                               statements of the Credit Parties as reasonably requested by Lead Arranger.

Ratings: Prior to the Closing Date, Borrower shall be required to be re-rated by both Moody's and Standard and Poors after giving pro forma effect to the Transaction.

No Material Adverse Change:    There shall have occurred no material adverse
                               change in the business, assets, condition
                               (financial or otherwise) or results of operations of the Credit Parties taken as a whole, or in the enforceability of the credit documentation for the transactions contemplated hereby, since the end of the most recently ended fiscal year for which audited financial statements have been provided to the Lenders or in the facts and information as represented to date.

Litigation:                    There shall not be pending or threatened any
                               action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to have a material adverse effect on the Transaction, the Credit Parties, the Senior Credit Facilities or any of the other transactions contemplated hereby.

                                 Schedule A(III)

Closing Date Certificate:      On the Closing Date, the Borrower shall deliver
                               to the Lead Arranger and Lenders a Closing Date
                               Certificate signed by the Borrower's chief financial officer, demonstrating in reasonable detail (i) trailing twelve-month pro forma EBITDA for the twelve-month period ending December 31, 2004 of a minimum amount to be agreed upon; and
                               (ii) pro forma total leverage of a maximum amount to be agreed upon, as of the Closing Date, after giving effect to the Transaction.

                                 Schedule A(III)